Exhibit M-3

[Cleary Gottlieb Steen & Hamilton LLP Letterhead]

October 23, 2023

The Korea Development Bank

14, Eunhaeng-ro

Yeongdeungpo-gu

Seoul 07242

The Republic of Korea

Ladies and Gentlemen:

We have acted as special United States counsel to The Korea Development Bank, a statutory juridical entity established in the Republic of Korea under The Korea Development Bank Act of 1953, as amended (the “Bank”), in connection with the Bank’s offering pursuant to a registration statement under Schedule B (No. 333-265886) of US$700,000,000 aggregate principal amount of its 5.375% notes due 2026 (the “2026 Fixed Rate Notes”), US$500,000,000 aggregate principal amount of its 5.375% notes due 2028 (the “2028 Fixed Rate Notes”), US$500,000,000 aggregate principal amount of its 5.625% notes due 2033 (the “2033 Fixed Rate Notes”) and US$300,000,000 aggregate principal amount of its floating rate notes due 2026 (the “Floating Rate Notes” and, together with the 2026 Fixed Rate Notes, the 2028 Fixed Rate Notes and the 2033 Fixed Rate Notes, the “Notes”) issued under a fiscal agency agreement dated as of February 15, 1991 as amended by Amendment No. 1 thereto dated as of June 25, 2004 (the “Fiscal Agency Agreement”) between the Bank and The Bank of New York Mellon, as fiscal agent (the “Fiscal Agent”). Such registration statement, as amended when it became effective, is herein called the “Registration Statement;” the related prospectus dated July 25, 2023, as filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), is herein called the “Base Prospectus;” the related prospectus supplement dated October 16, 2023, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, is herein called the “Prospectus Supplement;” and the Base Prospectus and the Prospectus Supplement, together, are herein called the “Prospectus.”

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	specimens of the Notes; and

(d)	an executed copy of the Fiscal Agency Agreement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Notes conform to the specimens thereof that we have reviewed and have been duly authenticated in accordance with the terms of the Fiscal Agency Agreement.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Notes are the valid, binding and enforceable obligations of the Bank, entitled to the benefit of the Fiscal Agency Agreement.

In connection with the foregoing opinion, (a) we have assumed that each of the Bank and the Fiscal Agent has satisfied those legal requirements that are applicable to it to the extent necessary to make the Fiscal Agency Agreement and the Notes enforceable against it (except that no such assumption is made as to the Bank regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable with respect to the Fiscal Agency Agreement and the Notes), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights. In addition, we note that (i) the enforceability of the waiver of immunities by the Bank set forth in the Notes is subject to the limitations imposed by the Foreign Sovereign Immunities Act of 1976 and (ii) the designation of the U.S. federal courts sitting in The City of New York as a venue for actions or proceedings relating to the Notes is (notwithstanding the waiver in such provisions) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such federal court is an inconvenient forum for such action or proceeding. We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Notes where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ JINDUK HAN
Jinduk Han, a Partner